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                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
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6 DECEMBER 2002



               PERKINELMER ANNOUNCES RECEIPT OF REQUISITE CONSENTS
                            IN SOLICITATION RELATING
                                     TO ITS
                        6.80% NOTES DUE OCTOBER 15, 2005

Boston - PerkinElmer, Inc. (NYSE: PKI) today announced that, in connection with its previously announced cash tender offer and consent solicitation relating to its 6.80% Notes due October 15, 2005, it has received the requisite consents to amend the indenture under which the 6.80% notes were issued to eliminate substantially all of its restrictive covenants. These amendments will be effective as to all 6.80% notes, including those that are not purchased in the offer, if and when the offer is consummated. PerkinElmer solicited the consents in connection with PerkinElmer's previously announced plans to refinance its existing debt. Approximately $108 million, or 94%, in aggregate principal amount of the outstanding 6.80% notes, and the consents related thereto, had been tendered at or before 5:00 p.m., New York City time, on Friday, December 6, 2002, the consent date. The 6.80% notes and related consents tendered as of the consent date may not be revoked.

On November 22, 2002, PerkinElmer commenced an offer to purchase all outstanding 6.80% notes and a solicitation to obtain consents to the amendments to the indenture from the holders of the 6.80% notes. The offer is scheduled to expire at 10:00 a.m., New York City time, on Monday, December 23, 2002, unless extended. Holders who have not yet tendered their 6.80% notes may do so until the expiration of the offer. If the offer is completed, those holders will be entitled to receive the tender offer consideration of $985 per $1,000 principal amount of 6.80% notes tendered, but not the consent payment of $15 per $1,000 principal amount. The consent payment will only be paid to holders who validly tendered their 6.80% notes and the related consents at or before 5:00 p.m., New York City time, on Friday, December 6, 2002.

PerkinElmer's obligation to complete the tender offer and consent solicitation is subject to a number of conditions, including PerkinElmer's receipt of funding under its previously announced refinancing plan.

PerkinElmer has retained Merrill Lynch to act as Dealer Manager in connection with the offer and Solicitation Agent in connection with the consent solicitation. The information agent for the offer and the consent solicitation is D.F. King & Co., Inc. Questions about the offer or requests for additional sets of the offer materials may be directed to Merrill Lynch (telephone:
888/ML4-TNDR (toll-free), or 212/449-4914) or to D.F. King & Co., Inc. (collect telephone at: 212/269-5550 for banks and brokers; or 800/290-6426 for all others).

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of 6.80% notes should tender their 6.80% notes and provide consents pursuant to the offer. The offer is made only by the Offer to

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Purchase and Consent Solicitation Statement dated November 22, 2002, copies of which have been provided to holders of the 6.80% notes.

Factors Affecting Future Performance

Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including the possibility that our proposed new financing with Merrill Lynch is not consummated, including without limitation as a result of an inability to satisfy the conditions to Merrill Lynch's obligations set forth in the commitment agreement for such proposed new financing, risks related to our debt levels, a downturn in our customers' markets, our failure to introduce new products in a timely manner, risks related to our international operations, our inability to integrate acquired businesses into our existing business, competition and other factors which we describe under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recently filed quarterly report on Form 10-Q. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. is a global technology leader focused in the following businesses - Life and Analytical Sciences, Optoelectronics, and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of its customers' needs, PerkinElmer creates innovative solutions
- backed by unparalleled service and support - for customers in health sciences, semiconductor, aerospace, and other markets whose applications demand absolute precision and speed. The company markets in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

CONTACT:
PerkinElmer, Inc. (Investor Contact)
Diane Basile, 781/431-4306
or
PerkinElmer, Inc. (Media Contact)
Jim Monahan, 781/431-4111